Exhibit 99.1

Amex GBT Chief Revenue Officer to step down after 34-year career

New York, NY – Tuesday, December 13, 2022 American Express Global Business Travel (Amex GBT), which is operated by Global Business Travel Group, Inc. (NYSE: GBTG), the world’s leading B2B travel platform, today announced its Chief Revenue Officer Michael Qualantone is to retire after a 34-year career with American Express and Amex GBT.

Qualantone will begin transitioning his role on January 1, 2023, to Rajiv Ahluwalia, who becomes Executive Vice President. Ahluwalia has led distribution, content, and revenue management at Amex GBT while playing a critical role in driving the Amex GBT marketplace and NDC capabilities. He will report to Chief Commercial Officer Andrew Crawley. To ensure a smooth transition, Qualantone will remain available to the company as an employee until June 30, 2023.

Amex GBT CEO Paul Abbott said: “Mike’s contribution to the success of our business has been truly significant for more than three decades. His reputation as one of the industry’s most knowledgeable and inspirational leaders is well deserved. He was instrumental in the creation of Amex GBT when it separated from American Express and played a central role in the acquisitions of HRG, Ovation and Egencia. As a member of my executive leadership team his counsel throughout the pandemic was invaluable.”

Qualantone joined American Express as an ARC reconciliation supervisor in 1988. His reputation as a customer-obsessed, strategic thinker saw him move quickly up the ranks. As SVP of global distribution and SVP of supplier relations, he played a key role in leading the evolution of the industry’s distribution landscape. In 2016, Business Travel News named him one of the top 25 most influential people in the global sector. He was appointed Chief Revenue Officer in 2019.

“I’m delighted Mike will remain close to the business for the first six months of 2023 to ensure a smooth transition. I want to thank him sincerely for his support and counsel during my tenure as CEO and wish him a very happy onward journey,” added Abbott.

About American Express Global Business Travel

American Express Global Business Travel (Amex GBT) is the world’s leading B2B travel platform, providing software and services to manage travel, expenses, and meetings and events for companies of all sizes. We have built the most valuable marketplace in B2B travel to deliver unrivalled choice, value and experiences. With travel professionals in more than 140 countries, our customers and travelers enjoy the powerful backing of American Express Global Business Travel.

Visit amexglobalbusinesstravel.com for more information about Amex GBT, and follow @amexgbt on Twitter, LinkedIn and Instagram.

Media contacts:

North America
Leslie Wertheimer
Leslie.Wertheimer1@amexgbt.com

EMEA
Sarah Agyeman
Sarah.Agyeman@amexgbt.com

APAC
Patricia Waghorn
Patricia.Waghorn@amexgbt.com